

                                                                                                         EXHIBIT 12



                                          CAROLINA TELEPHONE AND TELEGRAPH COMPANY
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                                (dollars in thousands)


                                                         Quarter Ended                      Year to Date
                                                         September 30,                      September 30,
                                             ---------------------------------------------------------------------
                                                     1997             1996              1997             1996
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Earnings
   Income before income taxes and
     extraordinary item                      $     51,681      $    49,248      $     154,223     $    149,061
   Capitalized interest                               105              881                (51)            (168)
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Subtotal                                           51,786           50,129            154,172          148,893
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Fixed charges
   Interest charges                                 5,808            5,151             16,768           16,493
   Interest factor of operating rents                 766              547              1,800            1,691
------------------------------------------------------------------------------------------------------------------

Total fixed charges                                 6,574            5,698             18,568           18,184
------------------------------------------------------------------------------------------------------------------

Earnings, as adjusted                        $     58,360      $    55,827      $     172,740     $    167,077
                                             ---------------------------------------------------------------------

Ratio of earnings to fixed charges                   8.88             9.80               9.30             9.19
                                             ---------------------------------------------------------------------
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Note:    These ratios were  computed by dividing  fixed  charges into the sum of
         (a) income before income taxes and extraordinary item, less capitalized interest,  and (b) fixed charges.  Fixed charges consist of interest on all debt  (including  amortization  of debt issuance  expenses) and the interest component of operating rents.